As filed with the Securities and Exchange Commission on January 8, 2008
Registration No. 333-146015

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Williams Pipeline Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	4922	26-0834035
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Williams Center
Tulsa, Oklahoma 74172-0172
(918) 573-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James J. Bender
One Williams Center
Tulsa, Oklahoma 74172-0172
(918) 573-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Holland & Hart LLP 555 17th Street, Suite 3200 Denver, Colorado 80202 (303) 295-8000 Attn: Lucy Schlauch Attn: Gregory Lindley	Andrews Kurth LLP 1350 I Street, NW, Suite 1100 Washington, D.C. 20005 (202) 662-2700 Attn: William J. Cooper	Vinson & Elkins L.L.P. First City Tower 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 (713) 758-2222 Attn: Dan Fleckman

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-146015) of Williams Pipeline Partners L.P. is being filed solely to amend Item 13 of Part II thereof. This Amendment No. 4 does not modify any provision of the preliminary prospectus constituting Part I or Items 14, 15, 16 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 4 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. Approximately $812,500 of these costs are subject to reimbursement by the underwriters. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$12,048
FINRA filing fee	39,819
NYSE listing fee	150,000
Printing and engraving expenses	900,000
Accounting fees and expenses	650,000
Legal fees and expenses	2,290,000
Transfer agent and registrar fees	8,000
Miscellaneous	162,500

Total	$4,212,367

Item 14.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the form of Underwriting Agreement which will be filed as an exhibit to this registration statement in which we and our affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15.	Recent Sales of Unregistered Securities.

Effective August 31, 2007, in connection with the formation of Williams Pipeline Partners L.P. (the “Partnership”), the Partnership issued to (i) Williams Pipeline GP LLC (the “general partner”) a 2% general partner interest in the Partnership for $20 and (ii) Williams Pipeline Services Company a 98% limited partner interest in the Partnership for $980. The issuance was exempt from registration under Section 4(2) of the Securities Act. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and has represented to the registrant that the partnership interests were acquired for investment.

At the closing of the offering contemplated by this registration statement, the Partnership will issue 684,869 general partner units, 10,957,900 subordinated units and 6,350,668 common units to the general partner in exchange for all of the outstanding equity interests in Williams Pipeline Partners Holdings LLC, an entity holding a 19.1% interest in Northwest Pipeline GP. This issuance will be exempt from registration under Section 4(2) of the Securities Act. The purchaser will be a sophisticated investor with access to all relevant information necessary to evaluate the investment and will represent to the registrant that the partnership interests are being acquired for investment.

There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement:

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
3	.1**	Certificate of Limited Partnership of Williams Pipeline Partners L.P.
3	.2**	Form of First Amended and Restated Agreement of Limited Partnership of Williams Pipeline Partners L.P. (included as Appendix A to the Prospectus)
3	.3**	Certificate of Formation of Williams Pipeline GP LLC
3	.4**	Form of Limited Liability Company Agreement of Williams Pipeline GP LLC
4.1		Senior Indenture, dated August 1, 1992, between Northwest Pipeline and Continental Bank, N.A., relating to Northwest Pipeline’s 9% Debentures, due 2022 (Exhibit 4.1 to Northwest Pipeline Registration Statement on Form S-3, No. 33-49150, filed July 2, 1992).
4.2		Form of Senior Indenture, dated November 30, 1995, between Northwest Pipeline and Chemical Bank, relating to Northwest Pipeline’s 7.125% Debentures, due 2025 (Exhibit 4.1 to Northwest Pipeline’s Registration Statement on Form S-3, File No. 033-62639, filed September 14, 1995).
4.3		Indenture dated June 22, 2006, between Northwest Pipeline Corporation and JPMorgan Chase Bank, N.A. (Exhibit 4.1 to Northwest Pipeline GP’s Report on Form 8-K, File No. 001-07414, filed June 23, 2006).
4.4		Indenture, dated April 5, 2007, between Northwest Pipeline Corporation and The Bank of New York (Exhibit 4.1 to Northwest Pipeline GP’s Report on Form 8-K, File No. 001-07414, filed April 6, 2007).
5	.1**	Opinion of Holland & Hart LLP as to the legality of the securities being registered
8	.1**	Opinion of Andrews Kurth L.L.P. relating to tax matters
10	.1**	Form of Contribution, Conveyance and Assumption Agreement
10	.2**	Form of Omnibus Agreement
10.3		General Partnership Agreement of Northwest Pipeline GP, dated October 1, 2007, between WGPC Holdings LLC and Williams Pipeline Partners Holdings LLC (Exhibit 3.2 to Northwest Pipeline GP’s Current Report or Form 8-K File No. 001-07414 filed October 2, 2007).
10.4		Form of Operating Agreement, dated July 1, 1991, between Northwest Pipeline and Williams Field Services Company (Exhibit 10(c)(9) to Northwest Pipeline’s Report on Form 10-K, File No. 001-07414, filed March 26, 1992).
10	.5**	Form of Long-Term Incentive Plan of Williams Pipeline GP LLC
10.6		Form of Transfer Agreement, dated July 1, 1991, between Northwest Pipeline and Gas Processing (Exhibit 10(c)(8) to Northwest Pipeline’s Report on Form 10-K, File No. 001-07414, filed March 26, 1992).
10	.7**	Form of Working Capital Loan Agreement
10.8		Credit Agreement, dated May 1, 2006, among The Williams Companies, Inc., Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, and Williams Partners L.P., as Borrowers, and Citibank, N.A., as Administrative Agent (Exhibit 10.1 to The Williams Companies, Inc.’s Report on Form 8-K, File No. 001-04174, filed May 1, 2006).
10.9		Amendment Agreement, dated May 9, 2007, among The Williams Companies, Inc., Williams Partners L.P., Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, certain banks, financial institutions and other institutional lenders and Citibank, N.A., as Administrative Agent (Exhibit 10.1 to The Williams Companies, Inc.’s Report on Form 8-K, File No. 001-04174, filed May 15, 2007).

Exhibit
Number		Description

10.10		Amendment Agreement, dated November 21, 2007, among The Williams Companies, Inc., Williams Partners L.P., Northwest Pipeline GP, Transcontinental Gas Pipe Line Corporation, certain banks, financial institutions and other institutional lenders and Citibank, N.A., as Administrative Agent (Exhibit 10.1 to The Williams Companies, Inc.’s Report on Form 8-K, File No. 001-04174, filed November 28, 2007).
10.11		Registration Rights Agreement, dated as of April 5, 2007, among Northwest Pipeline Corporation and Greenwich Capital Markets, Inc. and Banc of America Securities LLC, acting on behalf of themselves and the several initial purchasers listed on Schedule I thereto (Exhibit 10.1 to Northwest Pipeline’s Report on Form 8-K. File No. 001-07414, filed April 6, 2007).
10	.12**	Administrative Services Agreement between Northwest Pipeline Services LLC and Northwest Pipeline GP.
21	.1**	List of subsidiaries of Williams Pipeline Partners L.P.
23	.1**	Consent of Ernst & Young LLP
23	.4**	Consent of Holland & Hart LLP (contained in Exhibit 5.1)
23	.5**	Consent of Andrews Kurth L.L.P. (contained in Exhibit 8.1)
24	.1**	Powers of Attorney (included on the signature page)

*	To be filed by amendment.

**	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Williams Pipeline GP LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Williams Pipeline GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to Registration Statement No. 333-146015 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on January 8, 2008.

Williams Pipeline Partners L.P.

By: Williams Pipeline GP LLC,
Its General Partner

By:	/s/ Steven J. Malcolm* Its Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement No. 333-146015 has been signed below by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ Steven J. Malcolm* Steven J. Malcolm		(Principal Executive Officer)	January 8, 2008

/s/ Donald R. Chappel* Donald R. Chappel		(Principal Financial and Accounting Officer)	January 8, 2008

/s/ Phillip D. Wright* Phillip D. Wright		Chief Operating Officer and Director	January 8, 2008

/s/ Rodney J. Sailor* Rodney J. Sailor		Director	January 8, 2008

*By:	/s/ Richard M. Carson Attorney-in-Fact